                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule
       14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive  Additional Materials
[ ]  Soliciting Materials Pursuant to Rule 14a-11(c) or Rule 14a-12


                            G-III APPAREL GROUP, LTD.
                (Name of Registrant as Specified In Its Charter)

    - --------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2) or
       Item 22(a)(2) of Schedule 14A.
[ ]  $500 per each party to the controversy pursuant to Exchange Act
       Rule 14a-6(i)(3).
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


    (1)  Title of each class of securities to which transaction applies:

         .......................................................................
    (2)  Aggregate number of securities to which transaction applies:

         .......................................................................
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         .......................................................................
    (4)  Proposed maximum aggregate value of transaction:

         .......................................................................
    (5)  Total fee paid:

         .......................................................................


[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.


    (1)  Amount Previously Paid:

         .......................................................................
    (2)  Form, Schedule or Registration Statement No.:

         .......................................................................
    (3)  Filing Party:

         .......................................................................
    (4)  Date Filed:

         .......................................................................

                                     [Logo]

Dear Stockholder:

     You are cordially invited to attend the Company's Annual Meeting of Stockholders to be held on Thursday, June 20, 1996 at 10:00 A.M., Eastern Standard Time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 31st Floor, New York, New York 10103.

     The formal Notice of Meeting and the accompanying Proxy Statement set forth proposals for your consideration this year. You are being asked to elect directors and to ratify the appointment of Grant Thornton LLP as the independent certified public accountants of the Company.

     At the meeting, the Board of Directors will also report on the affairs of the Company, and a discussion period will be provided for questions and comments of general interest to stockholders.

     We look forward to greeting personally those of you who are able to be present at the meeting. However, whether or not you are able to be with us at the meeting, it is important that your shares be represented. Accordingly, you are requested to sign, date and mail, at your earliest convenience, the enclosed proxy in the envelope provided for your use.

     Thank you for your cooperation.

                                          Very truly yours,
                                          /s/ MORRIS GOLDFARB
                                          President and Chief Executive Officer

May 22, 1996

                           G-III APPAREL GROUP, LTD.
                              345 WEST 37TH STREET
                            NEW YORK, NEW YORK 10018
                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 20, 1996
                            ------------------------

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of G-III Apparel Group, Ltd. (the 'Company') will be held on Thursday, June 20, 1996 at 10:00 A.M., Eastern Standard Time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 31st Floor, New York, New York 10103, for the following purposes:

          (1) To elect nine directors to serve for the ensuing year.

          (2)  To consider and act upon a  proposal to ratify the appointment of
     Grant  Thornton  LLP   as  the  Company's   independent  certified   public
     accountants for the fiscal year ending January 31, 1997.

          (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on May 8, 1996 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     All stockholders are cordially invited to attend the Annual Meeting in person. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, EACH STOCKHOLDER IS URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED. No postage is required if the proxy is mailed in the United States. Stockholders who attend the Annual Meeting may revoke their proxy and vote their shares in person.

                                          By Order of the Board of Directors

                                          ALAN FELLER
                                          Secretary

New York, New York
May 22, 1996

                           G-III APPAREL GROUP, LTD.
                              345 WEST 37TH STREET
                            NEW YORK, NEW YORK 10018

                        -------------------------------
                                PROXY STATEMENT
                        -------------------------------
                              GENERAL INFORMATION

GENERAL

     This Proxy Statement (first mailed to stockholders on or about May 22, 1996) is furnished to the holders of Common Stock, par value $.01 per share (the 'Common Stock'), of G-III Apparel Group, Ltd. (the 'Company') in connection with the solicitation by the Board of Directors of the Company of proxies for use at the Annual Meeting of Stockholders (the 'Annual Meeting'), or at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held on Thursday, June 20, 1996, at 10:00 A.M., Eastern Standard Time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, 31st Floor, New York, New York 10103.

     It is proposed that at the Annual Meeting: (i) nine directors will be elected and (ii) the appointment of Grant Thornton LLP as the independent certified public accountants of the Company for the fiscal year ending January 31, 1997 will be ratified.

     Management currently is not aware of any other matters which will come before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons designated as proxies intend to vote in accordance with their best judgment on such matters.

     Proxies for use at the Annual Meeting are being solicited by the Board of Directors of the Company. Proxies will be solicited chiefly by mail; however, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost of the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares of Common Stock.

REVOCABILITY AND VOTING OF PROXY

     A form of proxy for use at the Annual Meeting and a return envelope for the proxy are enclosed. Unless otherwise indicated on the form of proxy, shares of Common Stock represented by any proxy in the enclosed form, assuming the proxy is properly executed and received by the Company prior to the Annual Meeting, will be voted with respect to the following items on the agenda: (i) the election of each of the nominees for director as shown on the form of proxy and
(ii) the appointment of Grant Thornton LLP as the independent certified public accountants of the Company.

     Stockholders may revoke the authority granted by their execution of a proxy at any time prior to the effective exercise of the powers conferred by that proxy, by filing with the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting. Shares of Common Stock represented by executed and unrevoked proxies will be voted in accordance with the instructions specified in such proxies. If no specifications are given, the proxies intend to vote the shares represented thereby 'for' the election of each of the nominees for director as shown on the form of proxy and 'for' the ratification of the appointment of Grant Thornton LLP as the independent certified public accountants of the Company, and in accordance with their best judgment on any other matters which may properly come before the meeting.

RECORD DATE AND VOTING RIGHTS

     On May 8, 1996, there were 6,465,836 shares of Common Stock outstanding, each of which shares is entitled to one vote upon each of the matters to be presented at the Annual Meeting. Only stockholders of record at the close of business on May 8, 1996 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. The holders of a majority of the outstanding shares of Common Stock, present in person or by proxy and entitled to vote, will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum, but will not be counted with respect to the specific matter being voted upon. 'Broker non-votes' are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

     The affirmative vote of the holders of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of Grant Thornton LLP.

                    BENEFICIAL OWNERSHIP OF COMMON STOCK BY
                      CERTAIN STOCKHOLDERS AND MANAGEMENT

     The following table sets forth information as of April 1, 1996 (except as otherwise noted in the footnotes) regarding the beneficial ownership of the Company's Common Stock of: (i) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock; (ii) each director and nominee for director of the Company; (iii) each executive officer named in the Summary Compensation Table (see 'Executive Compensation' below); and (iv) all directors and executive officers of the Company as a group. Except as otherwise specified, the named beneficial owner has the sole voting and investment power over the shares listed.

                                                                          AMOUNT AND NATURE OF       PERCENTAGE
                                                                         BENEFICIAL OWNERSHIP OF         OF
                 NAME AND ADDRESS OF BENEFICIAL OWNER                         COMMON STOCK          COMMON STOCK
                 ------------------------------------                    -----------------------    ------------
Aron Goldfarb(1)......................................................          1,189,816(2)            18.1%
Morris Goldfarb(1)....................................................          2,127,349(3)            32.3%
Lyle Berman ..........................................................            307,049(4)             4.7%
  433 Bushaway Road
  Wayzata, MN 55391
Thomas J. Brosig .....................................................              7,350(5)           *
  4695 Forestview Lane
  Plymouth, MN 55442
Alan Feller(1)........................................................             33,175(6)           *
Carl Katz(1)..........................................................             35,750(7)           *
Willem van Bokhorst ..................................................              4,460(8)           *
  c/o Smeets Thesseling van Bokhorst Spigt
  805 Third Avenue
  New York, NY 10022
Sigmund Weiss ........................................................             12,875(9)           *
  c/o Green & Weiss
  225 West 34th Street
  New York, NY 10001
George J. Winchell ...................................................              1,250(10)          *
  c/o Sea Oaks
  8785 Lakeside Boulevard
  Vero Beach, FL 32963
Dimensional Fund Advisors Inc. .......................................            388,640(11)            6.0%
  1299 Ocean Avenue
  11th Floor
  Santa Monica, CA 90401
Jeanette Nostra-Katz(1)...............................................             56,050(12)          *
Keith S. Jones(1).....................................................             54,275(13)          *
All directors and executive officers as a group (16 persons)..........          3,888,849(14)           56.3%

- ------------

*    Less than one percent.

 (1) The address of such individual is c/o G-III Apparel Group, Ltd., 345 West 37th Street, New York, New York 10018.

 (2) Includes 82,500 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

                                              (footnotes continued on next page)

(footnotes continued from previous page)

 (3) Includes 133,000 Shares of Common Stock which may be acquired within 60 days upon the exercise of options.

 (4) Includes 7,100 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

 (5) Includes 4,200 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

 (6) Includes 28,675 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

 (7) Includes 35,250 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

 (8) Includes an aggregate of 210 shares held by Mr. van Bokhorst's children. Mr. van Bokhorst expressly disclaims beneficial ownership of these shares. Also includes 1,250 shares of Common Stock which may be acquired within 60 days upon the exercise of options granted.

 (9) Includes 11,300 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(10) Shares may be acquired within 60 days upon the exercise of options.

(11) Information is derived from the Schedule 13G, dated February 7, 1996 (the 'DFA Schedule 13G'), filed by Dimensional Fund Advisors Inc. ('DFA') with the Commission. The DFA Schedule 13G states that DFA is deemed to have beneficial ownership as of December 31, 1995 of 388,640 shares of the Common Stock, all of which shares are owned by advisory clients of DFA, no one of which, to the knowledge of DFA, owns more than 5% of the outstanding Common Stock.

(12) Includes 55,550 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(13) Includes 26,275 shares of Common Stock which may be acquired within 60 days upon the exercise of options.

(14) Includes an aggregate of 437,300 shares which may be acquired within 60 days upon the exercise of options.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Nine directors (constituting the entire Board) are to be elected at the Annual Meeting. Unless otherwise specified, the enclosed proxy will be voted in favor of the persons named below (all of whom are currently directors of the Company) to serve until the next annual meeting of stockholders and until their respective successors shall have been duly elected and qualified. If any of these nominees becomes unavailable for any reason, or if a vacancy should occur before the election, the shares represented by the proxy will be voted for the person, if any, who is designated by the Board of Directors to replace the nominee or to fill the vacancy on the Board. All nominees have consented to be named and have indicated their intent to serve if elected. The Board of Directors has no reason to believe that any of the nominees will be unable to serve or that any vacancy on the Board of Directors will occur.

     The nominees, their respective ages, the year in which each first became a director of the Company and their principal occupations or employment during the past five years are as follows:

                                       YEAR FIRST
                                         BECAME                           PRINCIPAL OCCUPATION
           NOMINEE              AGE     DIRECTOR                       DURING THE PAST FIVE YEARS
           -------              ---    ----------                      --------------------------
Morris Goldfarb..............   45        1974      President and Chief Executive Officer of the Company. Served  as
                                                      either  President  or Vice  President of  the Company  and its
                                                      predecessors since its  formation in 1974.  Director of  Grand
                                                      Casinos, Inc.
Aron Goldfarb................   73        1974      Chairman of the Board of the Company. Served as either President or  Vice President of  the Company and  its predecessors since its formation in  1974. As  of January 1,  1995, Mr.  Goldfarb became a consultant to the Company.
Lyle Berman..................   54        1989      Since  February 1991,  Chairman and  Chief Executive  Officer of
                                                      Grand Casinos, Inc. From July 1987 to January 1991,  President
                                                      or  Chairman of Berman Consulting Corporation. From March 1987
                                                      until November  1988,  Chairman  of the  Board  of  Directors,
                                                      President  and  Chief Executive  Officer of  Bermans Specialty
                                                      Stores, Inc., a leather retailer. Chief Executive Officer  and
                                                      Director  of Stratosphere Corporation, a gaming company, since
                                                      1994. Director  of  Casino Data  Systems,  Casino  Hospitality
                                                      Corp.,  Grand Casinos, Inc.,  Innovative Gaming Corporation of
                                                      America and Mississippi Gaming Development Corp.
Thomas J. Brosig.............   46        1992      Since August, 1994, Executive Vice President, Investor Relations
                                                      of Grand Casinos, Inc. From May 1993 to August 1994, President
                                                      of Grand Casinos, Inc. From  February 1991 to May 1993,  Chief
                                                      Operating  Officer of  Grand Casinos,  Inc. Director  of Grand
                                                      Casinos, Inc. and Game Financial Corporation.
Alan Feller..................   54        1995      Executive  Vice  President,  Treasurer  and  Secretary  of   the
                                                      Company.  Mr. Feller has served  as Chief Financial Officer of the Company since January 1990 and Chief Operating Officer  of the Company since July 1995.
Carl Katz....................   56        1989      Executive Vice President of the Siena Leather division ('Siena')
                                                      of  the Company. Mr. Katz has been an executive of Siena since
                                                      1981.
Willem van Bokhorst..........   50        1989      Partner  in  the  Netherlands   Antilles  law  firm  of   Smeets
                                                      Thesseling  van  Bokhorst Spigt  for more  than the  past five years.
Sigmund Weiss................   75        1974      Certified public  accountant  since  1948.  Operated  a  general accounting  practice  for  the  past 35  years.  Served  as an accountant for the Company since its inception.
George J. Winchell...........   70        1990      Retired as Senior Vice  President of W.R. Grace  & Co. in  1994.
                                                      Mr.  Winchell  joined  W.R.  Grace  &  Co.  in  1949  and held
                                                      positions  with   the  controller's   office,  the   Specialty
                                                      Chemicals  Group, the Office  of the President  and the Retail
                                                      Group.

     Aron Goldfarb and Morris Goldfarb are father and son, respectively. Carl Katz and Jeanette Nostra-Katz, Executive Vice President of the Company and of Siena, are married to each other.

     The Board of Directors of the Company has several committees, including an Executive Committee, Audit Committee, Option Committee and Compensation
Committee. During the fiscal year ended January 31, 1996, each director in office during such fiscal year attended not less than 75% of the aggregate number of meetings of the Board of Directors and of meetings of committees of the Board on which he served, except for Lyle Berman, Thomas J. Brosig, George
J. Winchell and Willem van Bokhorst, each of whom missed one meeting. The Board of Directors held three meetings during the fiscal year ended January 31, 1996.

     The Executive Committee, composed of Morris Goldfarb, Aron Goldfarb and Carl Katz, is vested with the powers of the Board of Directors, to the fullest extent permitted by law, between meetings of the Board.

     The Audit Committee, composed of Lyle Berman, Sigmund Weiss and Willem van Bokhorst, is charged with reviewing the Company's audit and meeting with the Company's independent accountants to review the Company's internal controls and financial management practices. The Audit Committee met once during the fiscal year ended January 31, 1996, with all members of the Committee in attendance.

     The Option Committee, composed of George Winchell and Willem van Bokhorst, is empowered to oversee and make all decisions regarding the Company's 1989 Stock Option Plan (the 'Stock Option Plan'), functioning as the 'Committee' under the Plan. The Option Committee acted by unanimous written consent two times in the fiscal year ended January 31, 1996. The G-III Apparel Group, Ltd. Stock Option Plan For Non-Employee Directors (the 'Non-Employee Directors Plan') is administered by the Board of Directors.

     The Compensation Committee, composed of Thomas J. Brosig and Sigmund Weiss, is empowered to establish and review compensation practices and policies of the Company. The Compensation Committee is empowered to recommend and/or set the compensation for the executive officers and key employees of the Company as well as authorize and approve employment agreements.

VOTE REQUIRED

     The nine nominees receiving the highest number of affirmative votes of the shares present in person or represented by proxy and entitled to vote for them shall be elected as directors. Only votes cast for a nominee will be counted, except that the accompanying proxy will be voted for all nominees in the absence of instructions to the contrary. Abstentions, broker non-votes and instructions on the accompanying proxy card to withhold authority to vote for one or more nominees will not be counted as a vote for any such nominee.

     THE BOARD OF DIRECTORS DEEMS THE ELECTION AS DIRECTORS OF THE NINE NOMINEES LISTED ABOVE TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE 'FOR' THEIR ELECTION.

                             EXECUTIVE COMPENSATION

     The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the Company's chief executive officer and each of the four other most highly compensated executive officers for the fiscal year ended January 31, 1996 for services in all capacities to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                            ANNUAL           COMPENSATION
                                                       COMPENSATION(1)       ------------
                                                     --------------------      OPTIONS           ALL OTHER
      NAME AND PRINCIPAL POSITION         YEAR(2)    SALARY($)   BONUS($)        (#)         COMPENSATION($)(3)
      ---------------------------         -------    --------    --------    ------------    ------------------
Morris Goldfarb .......................     1996     $495,000       --           25,000           $ 14,633
  President and Chief Executive Officer     1995     $605,917       --          140,500           $ 14,628
                                            1994     $650,000       --             --             $ 14,628
Jeanette Nostra Katz ..................     1996     $220,673    $  5,000        10,000             --
  Executive Vice President                  1995     $249,017       --           12,500             --
                                            1994     $250,000    $ 46,000        21,000             --
Michael Laskau ........................     1996     $210,000    $ 20,800         5,000             --
  Vice President-JL Colebrook Division      1995     $123,745       --           12,500             --
  of G-III Leather Fashions, Inc.(4)        1994        --          --             --               --
Alan Feller ...........................     1996     $192,019    $  5,000        10,000             --
  Executive Vice President, Treasurer       1995     $196,154       --           12,000             --
  and Secretary                             1994     $200,000    $ 35,000          --               --
Keith S. Jones ........................     1996     $180,000    $  5,000         5,000             --
  Vice President-Foreign Manufacturing      1995     $197,081       --             --               --
  of G-III Leather Fashions, Inc.           1994     $147,624    $ 50,000          --               --

- ------------

(1) Amounts reflected do not include perquisites and other personal benefits received by any named executive, which, in all instances, were less than the lesser of $50,000 or 10% of the total of annual salary and bonus reported for the named executive.

(2) Represents the fiscal year ended January 31 of that year.

(3) Amounts represent insurance premiums paid by the Company for term life insurance for the benefit of the named executive's spouse.

(4) Mr. Laskau has been employed by the Company since July 1994.

     The following table sets forth information on option grants in the fiscal year ended January 31, 1996 to the persons named in the Summary Compensation Table.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                              % OF TOTAL                                  POTENTIAL REALIZABLE
                                 NUMBER OF      OPTIONS                                     VALUE AT ASSUMED
                                 SECURITIES   GRANTED TO                                    ANNUAL RATES OF
                                 UNDERLYING    EMPLOYEES    EXERCISE                          STOCK PRICE
                                  OPTIONS      IN FISCAL     PRICE       EXPIRATION         APPRECIATION FOR
              NAME                GRANTED       YEAR(1)      ($/SH)         DATE             OPTION TERM(2)
              ----               ----------   -----------   --------    -------------     --------------------
                                                                                             5%         10%
                                                                                          -------    --------
Morris Goldfarb.................    25,000        26.3%      $2.75      Dec. 11, 2005     $43,250     $109,500
Jeanette Nostra-Katz............    10,000        10.5%      $2.75      Dec. 11, 2005     $17,300     $ 43,800
Michael Laskau..................     5,000         5.3%      $2.75      Dec. 11, 2005     $ 8,650     $ 21,900
Alan Feller.....................    10,000        10.5%      $2.75      Dec. 11, 2005     $17,300     $ 43,800
Keith S. Jones..................     5,000         5.3%      $2.75      Dec. 11, 2005     $ 8,650     $ 21,900

- ------------

(1) Based upon options to purchase 95,000 shares granted to all employees in the fiscal year ended January 31, 1996.

(2) These amounts represent assumed rates of appreciation in the price of the Common Stock during the terms of the options in accordance with rates specified in applicable Federal securities regulations. Actual gains, if any, on stock option exercises will depend on the future price of the Common Stock and overall market conditions. There is no representation that the rates of appreciation reflected in this table will be achieved.

     The following table sets forth information with respect to unexercised stock options held at January 31, 1996 by the persons named in the Summary Compensation Table. There were no exercises of options to purchase the Common Stock by such individuals during the fiscal year ended January 31, 1996.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                             NUMBER OF UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS HELD AT            IN-THE-MONEY OPTIONS AT
                                                                FISCAL YEAR END             FISCAL YEAR END($)(1)
                                                          ---------------------------    ----------------------------
                         NAME                             EXERCISABLE    UNEXERCIABLE    EXERCISABLE    UNEXERCISABLE
                         ----                             -----------    ------------    -----------    -------------
Morris Goldfarb........................................     133,000         111,250        $94,500         $78,594
Jeanette Nostra-Katz...................................      55,550          38,925        $48,606         $26,560
Michael Laskau.........................................       4,500          13,000        $ 3,938         $ 7,625
Alan Feller............................................      28,675          22,200        $25,091         $11,925
Keith S. Jones.........................................      26,275          19,100        $22,991         $12,963

- ------------

(1) Computed based on the difference between the last sale price per share of the Common Stock of $2.875 on January 31, 1996 and the exercise price.

EMPLOYMENT AGREEMENTS

     The Company has an employment agreement with Morris Goldfarb effective through January 31, 1997. The agreement renews annually unless either party notifies the other of its or his intent not to renew within 90 days of the scheduled termination date thereof. The agreement provides for a base annual salary of $650,000, with increases at the discretion of the Board of Directors. Mr. Goldfarb is currently being paid at the rate of $495,000 per year pursuant to his voluntarily agreeing to a reduction in his salary. The agreement also provides for a $2,000,000 life insurance policy which names Mr. Goldfarb's wife as beneficiary and an annual incentive bonus equal to varying percentages of pre-tax income (as defined in the employment agreement) if pre-tax income exceeds $2,000,000. The percentages vary from 3% of pre-tax income in excess of $2,000,000 up to 6% of pre-tax income in excess of $2,000,000 if pre-tax income exceeds $4,000,000. Pursuant to the agreement, the Company will contribute $50,000 per year to a supplemental pension trust for Mr. Goldfarb's benefit for each year in which net after-tax income (as defined in the employment agreement) exceeds $1,500,000. In addition, pursuant to the employment agreement, in the event that Morris Goldfarb's employment is terminated (i) by the Company without cause or (ii) by Morris Goldfarb because of a material breach by the Company of the agreement, in either case at any time after a 'Change in Control' (as defined in the agreement), then Mr. Goldfarb will be entitled to receive from the Company, in general, (a) an amount equal to 2.99 times his base salary and bonus, as well as (b) certain employment-related benefits for a period of three years from the date of his termination.

     The Company has a severance agreement with Aron Goldfarb which provided for the termination of Aron Goldfarb's employment with the Company, effective January 1, 1995, and for the payment for the two-year period commencing on January 1, 1995 (the 'Severance Period') of base annual payments of $125,000, payable in accordance with the Company's customary payroll policy. Pursuant to the agreement, during the Severance Period, the Company will continue to provide Aron Goldfarb with medical insurance and certain other enumerated benefits. Additionaly, Mr. Goldfarb acts as a consultant to the Company and is paid at the rate of $1,000 per month for services rendered in such capacity.

     The Company has an agreement with Alan Feller, providing for the payment to Mr. Feller of a base annual salary of $160,000. Mr. Feller, who became chief operating officer of the Company in July 1995, is currently being paid at the rate of $205,000 per year. The agreement also provides for the continued payment to Mr. Feller of his salary for a period of one year (or until Mr. Feller gains satisfactory comparable employment, if a lesser period), in the event he is terminated for other than 'cause' (as specified in the agreement).

COMPENSATION OF DIRECTORS

     Directors who are not employees or consultants of the Company receive $5,000 per year, in addition to $500 for each meeting of the Board attended and $500 for each meeting of each Committee of the Board attended, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at Board of Directors' meetings.

     In December, 1995, Thomas J. Brosig, a director of the Company, was granted options to purchase 5,000 shares of Common Stock at a price of $2.75 per share, the closing price of the Common Stock on the date of grant. One half of the shares subject to the option vests six months after the date of grant and the balance vests one year after the date of grant. The options are exercisable for ten years from the date of grant. These options were granted in recognition of Mr. Brosig's participation in assisting senior management with strategic planning.

Non-Employee Directors Plan

     Pursuant to the Non-Employee Directors Plan, the Company automatically grants options on an annual basis to members of its Board of Directors who are not also employees of, or consultants to, the Company (a 'Non-Employee Director'). A maximum of 30,000 shares of Common Stock may be issued under the Non-Employee Directors Plan. Each Non-Employee Director is automatically granted an option to purchase 1,000 shares of the Company's Common Stock on the day after each annual meeting of the Company's stockholders (each, a 'Grant Date'). All options are exercisable at a per share exercise price equal to the closing sales price of a share of Common Stock on the Grant Date. The Plan will terminate on June 25, 2001, unless sooner terminated by the Board.

     In general, an option granted under the Non-Employee Directors Plan becomes exercisable in equal increments of 200 shares on each of the first through fifth anniversaries of the date the option is granted, and subject to the foregoing, may be exercised during the ten-year period from the date the option is granted. However, a Non-Employee Director who ceases to perform services for the Company will have three months (one year in the case of termination by reason of death or total disability) to exercise such person's options, but only to the extent otherwise exercisable under the vesting schedule.

     The Non-Employee Directors Plan is administered by the Board of Directors of the Company. The Board of Directors may amend the Non-Employee Directors Plan, except that, in general, any amendment which would increase the aggregate number of shares of Common Stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan, requires the approval of the Company's stockholders.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     General. The Compensation Committee, consisting of Thomas J. Brosig and Sigmund Weiss, was established in March 1994. Prior to the establishment of the Compensation Committee, the Board of Directors administered the Company's executive compensation programs, monitored corporate performance and its relationship to compensation of executive officers, and made appropriate decisions concerning matters of executive compensation. The Company's compensation policies have evolved over the years since the Company's initial public stock offering in December 1989. At the time of the public offering and periodically since then, the compensation levels of the Company's executive officers were reviewed and compared to officers of other publicly held apparel companies. The Stock Option Plan is considered an integral part of the Company's incentive compensation. The Stock Option Plan is administered by the Option Committee, which is composed of Willem van Bokhorst and George J. Winchell.

     One of the Company's strengths is a strong management team. The compensation program is designed to enable the Company to attract, retain and reward capable employees who contribute to the Company's success. Equity participation and a strong alignment to stockholders' interests are key elements of the Company's compensation philosophy. The Company's executive compensation policies are intended to (i) attract and retain the most highly qualified managerial and executive talent; (ii) afford appropriate incentives to produce superior performance; (iii) emphasize sustained performance by aligning rewards with stockholder interests; (iv) motivate executives and employees to achieve the Company's annual and long-term business goals; and (v) reward executives for superior individual contributions to the Company. To implement these policies, the Board designed an executive compensation program consisting, in general, of base salary, performance-based incentive compensation and stock options.

     Base Salary. Base salaries reflect individual responsibilities, experience, leadership and contribution to the success of the Company. Prior to the fiscal year ended January 31, 1995 ('fiscal 1995'), annual salary adjustments had previously been determined by evaluating the performance of the executive and any increased responsibilities assumed by the executive, the performance of the Company and the competitive marketplace. During fiscal 1995, however, the Company reduced the salaries of its mid-level and senior executives in connection with a review of operating expenses in light of the difficult business climate faced by the Company. In the fiscal year ended January 31, 1996 ('fiscal 1996'), the Company generally maintained salaries at fiscal 1995 levels except for a limited number of increases based on individual merit or a significant increase in responsibility.

     Annual Bonuses and Incentive Compensation Program. Historically, the Company's executives, other than Morris Goldfarb, were eligible to receive a discretionary bonus, determined by Mr. Goldfarb, based on an evaluation of individual performance and overall Company earnings. The Compensation Committee, after consultation with the Board of Directors, determined that a bonus plan with specified goals and objectives better served the Company's needs. Accordingly, commencing with fiscal 1996, the Company's executive officers, other than Morris Goldfarb, were entitled to receive an annual bonus under an Incentive Compensation Program. Under this program, bonuses for merchandise division officers and key personnel are based 50% on targeted division performance and 50% on targeted overall Company performance, while bonuses for administrative officers and key personnel are based solely on targeted overall Company performance. Officers are entitled to bonuses of up to 15% of base salary if targets are met and up to 20% of base salary if targets are exceeded by at least 25%. The purpose of this program is to more directly and objectively incentivize and reward key personnel. The targeted levels of performance were met by certain divisions in fiscal 1995. However, it was determined that due to the extraordinary level of effort of Company personnel which resulted in significant improvements in fiscal 1996 compared to fiscal 1995, it would be appropriate to pay bonuses ranging from one week's salary to $5,000 to many Company personnel as well. Mr. Goldfarb has a performance-based incentive bonus provision in his employment agreement. This incentive provision is intended to recognize Mr. Goldfarb's unique role in overall management and corporate strategy and provide incentive compensation based on overall performance by the Company. No bonus was paid to Mr. Goldfarb in fiscal 1996 under the terms of this provision.

     Stock Options. The Compensation Committee endorses the position that equity ownership by management is beneficial in aligning management's and stockholders' interests in the enhancement of stockholder value and, accordingly, endorses the stock option plan currently in place. Stock option awards provide a long-term view and incentives tied to growth in stockholder values. The Committee strongly believes that the compensation program should provide employees with an opportunity to increase their ownership and potentially gain financially from Company stock price increases. By this approach, the best interests of stockholders, executives and employees will be closely aligned.

     The Committee believes that the use of stock options as the basis for long-term incentive compensation meets the Company's compensation strategy and business needs of the Company by achieving increased value for stockholders and retaining key employees. The Committee intends to work closely with the Option Committee to achieve these goals.

COMPENSATION COMMITTEE        OPTION COMMITTEE
   Thomas J. Brosig          Willem van Bokhorst
     Sigmund Weiss           George J. Winchell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Morris Goldfarb, President, Chief Executive Officer and director of the Company is a director of Grand Casinos, Inc. Thomas J. Brosig, a director of the Company, is a director of Grand Casinos, Inc. and is also the Executive Vice President, Investor Relations for Grand Casinos, Inc. Mr. Brosig served as Executive Vice President of Administration and Finance of the Company from August 1989 through March 1990.

COMPARATIVE PERFORMANCE BY THE COMPANY

     The Securities and Exchange Commission requires the Company to present a chart comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and
(ii) a published industry index or peer group. This chart compares the Common Stock with (i) the S&P 500 Composite Index and (ii) the S&P Textiles Index, and assumes an investment of $100 on January 31, 1991 in each of the Common Stock, the stocks comprising the S&P 500 Composite Index and the stocks comprising the S&P Textile Index.

                           G-III APPAREL GROUP, LTD.
                     COMPARISON OF CUMULATIVE TOTAL RETURN
                      (JANUARY 31, 1991-JANUARY 31, 1996)

                              [PERFORMANCE GRAPH]

G-III            $100.00    $135.00   $190.00    $ 80.00   $ 33.00   $ 58.00
S&P 500          $100.00    $128.00   $134.00    $145.00   $145.00   $195.00
S&P TEXTILE      $100.00    $136.00   $141.00    $ 99.00   $ 97.00   $108.00
                 1/31/91    1/31/92   1/31/93    1/31/94   1/31/95   1/31/96


                                       12

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     To the Company's knowledge, the Company's directors, executive officers and beneficial owners of more than ten percent of the Company's Common Stock are in compliance with the reporting requirements of Section 16(a) under the Securities Exchange Act of 1934, as amended.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In September 1986, the New York City Industrial Development Agency ('IDA') issued $1,442,000 of floating rate Industrial Development Revenue Bonds to a commercial bank for the purpose of acquiring and renovating real property located at 345 West 37th Street in New York City (the '345 Property').
Simultaneously, the IDA leased the 345 Property for a term of 15 years to 345 West 37th Corp. ('345 Corp.'), a company owned and managed by Morris and Aron Goldfarb, for sublease to a subsidiary of the Company as its headquarters. Monthly rental payments are due under the sublease in an amount equal to the aggregate of all amounts due under the bonds (including principal, redemption premium, if any, and interest), plus real estate taxes and building operating expenses. Two of the Company's subsidiaries and Morris and Aron Goldfarb (collectively, the 'Guarantors'), have jointly and severally guaranteed the payments and obligations under the lease and the payment of principal and interest on the bonds.

     In April 1988, 345 Corp. received a loan in the principal amount of $1,153,000 from the New York Job Development Authority (the 'Authority'), to assist 345 Corp. in its renovation of the 345 Property. The loan, which is financed by long-term bonds issued by the Authority, is for a period of 15 years and is repayable in principal installments of $10,689 monthly, plus interest at a variable rate, not to exceed 1 1/2% above the Authority's cost of the funds loaned. At January 31, 1996, the interest rate on and the outstanding principal amount of the loan were 8.25% and approximately $732,200, respectively. Each of the Guarantors has guaranteed the loan.

     Each of Morris Goldfarb and Aron Goldfarb have jointly and severally guaranted up to $2.5 million of the Company's bank debt. In consideration for these guarantees, in June 1994, the Company granted to each of Morris Goldfarb and Aron Goldfarb ten-year options to purchase 25,000 shares of Common Stock at $5.50 per share and 25,000 shares of Common Stock at $6.50 per share. One-half of the options at each price are currently exercisable and the balance of the options have expired by their terms. Additionally, Morris Goldfarb has pledged 250,000 shares of the Common Stock owned by him as additional security for the Company's bank debt.

                 PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT
                  OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The stockholders will be asked to ratify the appointment of Grant Thornton LLP as the independent certified public accountants of the Company for the fiscal year ending January 31, 1997. Grant Thornton LLP audited the financial statements of the Company for the fiscal year ended January 31, 1996. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if such person desires to do so and is expected to be available to respond to appropriate questions from stockholders.

     THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE 'FOR' APPROVAL THEREOF.

                             STOCKHOLDER PROPOSALS

     All stockholder proposals which are intended to be presented at the Annual Meeting of Stockholders of the Company to be held in 1997 must be received by the Company no later than January 22, 1997 for inclusion in the Board of Directors' proxy statement and form of proxy relating to that meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business to be acted upon at the Annual Meeting. However, if any other business properly comes before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote on such matters in accordance with their best judgment.

     The prompt return of your proxy will be appreciated and helpful in obtaining the necessary vote. Therefore, whether or not you expect to attend the Annual Meeting, please sign the proxy and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                          ALAN FELLER
                                          Secretary

Dated: May 22, 1996

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K WILL BE SENT WITHOUT CHARGE TO ANY STOCKHOLDER REQUESTING IT IN WRITING FROM: G-III APPAREL GROUP, LTD., ATTENTION: CORPORATE SECRETARY, 345 WEST 37TH STREET, NEW YORK, NEW YORK 10018.

                                                               APPENDIX I--PROXY
                           G-III APPAREL GROUP, LTD.
           THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE
           ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 20, 1996

    The undersigned, a stockholder of G-III Apparel Group, Ltd. (the 'Corporation'), hereby constitutes and appoints Morris Goldfarb, Aron Goldfarb and Alan Feller and each of them, the true and lawful proxies and attorneys-in-fact of the undersigned, with full power of substitution in each of them, to vote all shares of Common Stock of the Corporation which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Corporation to be held on Thursday, June 20, 1996, and at any and all adjournments or postponements thereof, as follows:

    1. ELECTION OF DIRECTORS

[ ] FOR the nominees listed below (except as marked       [ ] WITHHOLDING AUTHORITY to vote for
   to the contrary below)                                    all the nominees listed below

(INSTRUCTIONS: To  withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list below.)

Nominees: Morris Goldfarb, Aron  Goldfarb, Lyle Berman,  Thomas J. Brosig,  Alan
          Feller, Carl Katz, Willem van Bokhorst, Sigmund Weiss and George J. Winchell

    2. PROPOSAL TO RATIFY THE APPOINTMENT OF GRANT THORNTON LLP

                      [ ] FOR   [ ] AGAINST   [ ] ABSTAIN

    3. In their discretion upon such other business as may properly come before the meeting and any and all adjournments and postponements thereof.

                                                    (Continued on reverse side.)

(Continued)

    Shares represented by this Proxy will be voted in accordance with the instructions indicated in items 1 and 2 above. IF NO INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL LISTED NOMINEES FOR DIRECTORS AND FOR PROPOSAL 2.

    Any and all proxies heretofore given by the undersigned are hereby revoked.

                                              Dated: ___________________________
                                              __________________________________
                                              __________________________________
                                              Please  sign   exactly   as   your
                                              name(s)  appear hereon.  If shares
                                              are held  by two  or more  persons
                                              each    should   sign.   Trustees,
                                              executors  and  other  fiduciaries
                                              should  indicate  their  capacity.
                                              Shares   held   by   corporations,
                                              partnerships,  associations,  etc.
                                              should be signed by an  authorized
                                              person,   giving  full   title  or
                                              authority.

           PLEASE DATE, SIGN AND MAIL IN THE ENCLOSED REPLY ENVELOPE